UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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GROWGENERATION CORP.
(Exact name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GROWGENERATION CORP.
5619 DTC Parkway, Suite 900
Greenwood Village, Colorado 80111
(800) 935-8420

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 19, 2025
To the Shareholders of GrowGeneration Corp.:

The 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of GrowGeneration Corp., a Colorado corporation (the “Company”), will be held on Thursday, June 19, 2025 at 4:00 p.m., Eastern Daylight Time. To facilitate broader shareholder attendance and cost savings, it will be a virtual meeting. Shareholders may attend, vote, and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/GRWG2025. Prior to the Annual Meeting, you will be able to vote over the Internet, by phone, or by mail.

The Annual Meeting will be for the following purposes:
1.To elect five directors to the Board of Directors of the Company to serve until the Company’s 2026 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;
2.To conduct an advisory vote on the compensation paid to the Company’s named executive officers;
3.To approve and ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements as of December 31, 2025 and for the fiscal year then ending; and
4.To transact such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

Holders of record of the Company’s Common Stock at the close of business on April 21, 2025 (the “Record Date”) are entitled to notice of, to attend, and to vote at the Annual Meeting and any adjournments or postponements thereof. If there are insufficient shares present in person or represented by proxy at the Annual Meeting in order to obtain a quorum, the Annual Meeting may be adjourned or postponed to permit further solicitation of proxies.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE, OR BY MAIL SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ARE ABLE TO ATTEND. THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING. VOTING OVER THE INTERNET, BY TELEPHONE, OR BY MAIL WILL NOT LIMIT YOUR RIGHT TO ATTEND THE ANNUAL MEETING AND/OR VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

Darren Lampert, Chief Executive Officer
Denver, Colorado
April 29, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, JUNE 19, 2025

The Notice of the 2025 Annual Meeting of Shareholders, the Proxy Statement, and the Annual Report for Fiscal Year ended December 31, 2024 are available on the Internet at www.proxyvote.com. Please have your 16-digit control number (included in your Notice, on your proxy card, or in the instructions that accompanied your proxy materials) in hand when accessing this website.

PROXY STATEMENT
 FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 19, 2025

 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive this Proxy Statement?

The Board of Directors (the “Board”) of GrowGeneration Corp. (“GrowGeneration” or the “Company”) is furnishing this Proxy Statement to solicit proxies on its behalf to be voted at the 2025 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) or at any adjournment or postponement thereof. The Annual Meeting is scheduled to be held on Thursday, June 19, 2025 at 4:00 p.m., Eastern Daylight Time, virtually at www.virtualshareholdermeeting.com/GRWG2025. This Proxy Statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote. Prior to the Annual Meeting, you will be able to vote over the Internet, by phone, or by mail.

When is this Proxy Statement first being sent or made available to shareholders?

We will begin mailing the Notice of the Annual Meeting (the “Notice”) on or shortly after the date of this Proxy Statement to holders of record of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), as of the close of business on April 21, 2025 (the “Record Date”). As indicated in the Notice, this Proxy Statement and other materials are available on the Internet at www.proxyvote.com. Shareholders may request to receive a full package of the proxy materials by following the instructions included in the Notice.

Who is entitled to vote at the Annual Meeting?

Holders of record of Common Stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. As of close of business on the Record Date, there were 59,490,781 shares of Common Stock issued and outstanding.

What is the quorum for the meeting?

The presence, in person or by proxy, of one-third of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (described below) will be counted as present for purposes of determining the presence of a quorum but will not be counted as present for any other purpose, including voting (described below). No business may be conducted at the Annual Meeting if a quorum is not present. If a quorum is not present, a majority of the shares represented at the Annual Meeting may adjourn the Annual Meeting to another date, time, and/or place. Notice need not be given of the new date, time, or place if announced at the meeting before an adjournment is taken, unless a new record date is fixed for the Annual Meeting or the meeting is adjourned for more than 60 days (in which case a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting). At any such adjourned meeting, the presence, in person or by proxy, of a majority of the shares entitled to vote at the adjourned meeting is necessary to constitute a quorum.

How can I attend the meeting?

The Annual Meeting will be a completely virtual meeting to facilitate broader shareholder attendance and cost savings. To attend and participate in the virtual Annual Meeting, please visit www.virtualshareholdermeeting.com/GRWG2025 and have available the 16-digit control number included in your Notice, on your proxy card, or in the instructions that accompanied your proxy materials. You are entitled to participate in the virtual Annual Meeting only if you have a 16-digit control number. If you hold shares as a beneficial owner in “street name” and do not receive a 16-digit control number from the Company, please follow the instructions on how to generate the control number from your broker, bank, or other institution.

Online access to the virtual Annual Meeting will open at approximately 3:45 p.m., Eastern Daylight Time, on Thursday, June 19, 2025 to allow time for shareholders to log in and test the computer audio system. If you experience any technical difficulties, please call the phone number displayed on the meeting website.

Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend.

How many votes do I have?

Each share of Common Stock entitles its owner to one vote on all matters brought before the Annual Meeting.

How do shareholders of record vote?

If you are a record holder, which means your shares are registered in your name, you may vote or submit a proxy:
1.    Over the Internet — If you have Internet access, you may go to www.proxyvote.com and complete the electronic proxy card. You must specify how you want your shares voted, or your vote will not be registered and you will receive an error message. Your shares will be voted according to your instructions.
2.     By Telephone — You may authorize the voting of your shares by calling 1-800-690-6903 using a touch-tone telephone. You must specify how you want your shares voted, or your vote will not be registered and you will receive an error message. Your shares will be voted according to your instructions.
3.    By Mail — If you have chosen to receive a full package of proxy materials, you may mail your completed proxy card by following the mailing instructions in the proxy card and using the postage prepaid envelope provided. Your shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted, they will be voted in accordance with the recommendations of the Board. Unsigned proxy cards will not be voted.
4.    In Person — If you attend the virtual Annual Meeting in person, you may vote your shares electronically at the Annual Meeting through the virtual shareholder meeting portal.

How do I vote my shares if they are held by my broker?

If you hold your shares through a broker, bank, or other financial institution, you are considered the beneficial owner of shares held in “street name” and you will receive instructions on how to vote from your broker, bank, or other institution. The voting deadlines and availability of mail, telephone, and Internet voting for beneficial owners of shares held in “street name” depends on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.

As a beneficial owner, if you have the 16-digit control number and attend the virtual Annual Meeting, you may vote your shares or change your votes at the virtual meeting.

What am I voting on?

At the Annual Meeting, shareholders will be asked:
1.To elect Darren Lampert, Michael Salaman, Eula Adams, Stephen Aiello, and Starlett Carter to the Board, to serve until the Company’s 2026 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;
2.To provide an advisory vote to approve the compensation paid to the Company’s named executive officers pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Say-on-Pay”);
3.To approve and ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements as of December 31, 2025 and for the fiscal year then ending; and
4.To transact such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

What vote is required for each proposal?

Proposal 1 – Election of Directors

If a quorum is present, directors will be elected pursuant to the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. This means that the five nominees who receive the most affirmative votes will be elected to the Board.

Proposal 2 – Say-on-Pay

If a quorum is present, the non-binding approval of named executive officer compensation as disclosed in this Proxy Statement will require the number of votes cast in favor of the proposal to exceed the number of votes cast against the proposal.

Proposal 3 – Independent Auditor

If a quorum is present, the approval and ratification of the appointment Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2025 fiscal year will require the number of votes cast in favor of the proposal to exceed the number of votes cast against the proposal.

How are abstentions and broker “non-votes” treated?

Abstentions

Pursuant to Colorado law, abstentions are counted as present for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions will have no effect on Proposal 1 (Election of Directors), as this proposal is decided by a plurality of the votes cast. Abstentions will also have no effect on Proposal 2 (Say-on-Pay), or Proposal 3 (Independent Auditor), as only votes “For” or “Against” will be counted for these proposals.

Broker “non-votes”

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” such as the ratification of the appointment of the independent auditor, but may not vote those shares with respect to “non-routine” matters, such as the election of directors.

Broker non-votes are counted to determine whether a quorum is present at a shareholders’ meeting if at least one routine matter will be voted on at the meeting. Accordingly, broker non-votes will be counted as present for purposes of determining the presence of a quorum at the Annual Meeting but will not be counted as present for any other purpose. As a result, broker non-votes will not have any effect on the approval of the proposals contained in this Proxy Statement.

What happens if I submit or return my proxy card without voting?

If you properly submit your proxy via the Internet, telephone, or mail, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If you properly submit your signed proxy with no direction, the proxy will be voted as recommended by the Board.

Can I change my vote after I have voted?

If you have submitted a proxy pursuant to this solicitation, you may revoke such proxy at any time prior to its exercise by:
•written notice delivered to the Corporate Secretary at 5619 DTC Parkway, Suite 900, Greenwood Village, CO 80111;
•executing and delivering a proxy with a later date;
•submitting an Internet or telephone vote with a later date; or
•attending the Annual Meeting and voting in person.

With respect to Internet and telephone votes, the last vote transmitted will be the vote counted. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

If you are the beneficial owner of shares held in street name, you must submit new voting instructions to your broker, bank, or other nominee pursuant to the instructions you receive from them.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any proxy solicitors as of the date of this Proxy Statement. However, the Company may retain a proxy solicitor if it appears reasonably likely that it may not obtain a quorum to conduct the Annual Meeting. In addition, the Company’s directors, officers, and employees may solicit proxies in person or by telephone or e-mail; however, these persons will not receive any additional compensation for any such solicitation efforts.

Brokerage firms, nominees, custodians, and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held as of the Record Date.

How will voting results be communicated?

Preliminary voting results will be announced at the Annual Meeting. We will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose final voting results within four business days after final voting results are known.

How do I submit questions for the Annual Meeting?

Shareholders may submit questions before or after the Annual Meeting by contacting the Corporate Secretary by mail at GrowGeneration Corp., 5619 DTC Parkway, Suite 900, Greenwood Village, CO 80111. Shareholders may also submit questions during the Annual Meeting via the virtual shareholder meeting portal.

Who has paid for this proxy solicitation?

All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this Proxy Statement and related materials, will be borne by the Company.

How do I obtain a list of GrowGeneration’s shareholders?

A list of GrowGeneration’s shareholders as of the Record Date for the Annual Meeting will be available for inspection at corporate headquarters, located at 5619 DTC Parkway, Suite 900, Greenwood Village, Colorado 80111, during normal business hours beginning the earlier of ten days immediately prior to the Annual Meeting or two business days after the notice of the Annual Meeting is given, and continuing through the Annual Meeting, and any adjournment or postponement thereof.

How do I submit a proposal for the 2026 Annual Meeting of Shareholders?

For a shareholder proposal to be considered for inclusion in GrowGeneration’s 2026 Annual Meeting of Shareholders, it must be submitted in writing together with proof of stock ownership and received by the Corporate Secretary at corporate headquarters, located at 5619 DTC Parkway, Suite 900, Greenwood Village, CO 80111, no later than December 31, 2025. All shareholder proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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BOARD OF DIRECTORS

General

Pursuant to the Company’s bylaws and the Colorado Business Corporations Act, management of the affairs, property, and business of the Company is vested in its Board of Directors (the “Board”). The Board may (and does) delegate certain aspects of its management authority to others, including to Committees of the Board (“Committees”) and officers and employees of the Company.

Shareholder Engagement and Response

Our Board and management team welcome and encourage communications and feedback from shareholders. Following the 2024 Annual Meeting of Shareholders, management and directors engaged with several large institutional shareholders, in particular to discuss executive compensation and corporate governance matters. Management and the Board closely considered feedback communicated from such shareholders on these matters, as well as their applicable written proxy voting guidelines and those of major proxy advisory firms.

As a result of shareholder engagement efforts, the Board has taken several steps in response to shareholder communications and feedback, including the following:
•Share Repurchase Plan — Authorizing the Company's first 10b5-1 plan to repurchase up to $6 million of the Company's outstanding common stock. This program enabled an additional pillar of the Company's shareholder value creation strategy.
•Executive Bonuses — Adopting a 2025 executive performance-based stock incentive compensation program, along with a short-term cash incentive and long-term cash-incentive program, designed to collectively strengthen the connection between executive pay and Company performance.
•Internal Control over Financial Reporting — Engaging a third-party CPA firm to redesign and document the Company's internal control framework, along with hiring a dedicated internal audit department that reports to the audit committee to enhance its internal control over financial reporting performance. The Company remediated all material weaknesses for its core business, outside of the Storage Solutions reporting segment.
•Equity Grant Approval Policy — Adopting a policy regarding the timing and approval of granting equity awards to align with the Company’s Insider Trading Policy and mitigate the risk of actual or perceived misuse of material nonpublic information in connection with equity award grant timing.

While the Board believes that the steps outlined above represent significant improvements in response to shareholder communications and feedback, the Board expects to continue making improvements upon its executive compensation and corporate governance practices in the future.

Board Role and Risk Oversight

The Board’s primary responsibility is to seek to maximize long-term shareholder value. In discharging this responsibility, the Board selects management of the Company, monitors management and performance of the Company, provides advice and counsel to management, reviews the Company’s business strategies and results, and approves its budget and certain major transactions, among other things.

Management keeps the Board informed through regular communication, including reports and presentations at Board and Committee meetings. Non-employee directors also have full access to management, external auditors, legal counsel, and other advisers and conduct separate executive sessions without Company management present as and when they deem appropriate. The Board believes this approach is operating effectively to provide independent analysis and decision-making.

Effective risk oversight is an important priority of the Board. The Board is responsible for monitoring and assessing strategic risk exposure, and executive officers are responsible for the day-to-day management of the material risks the Company faces. The Board discusses risks on quarterly minimum basis throughout the year and in connection with specific matters or proposed actions. The Board’s approach to risk oversight includes understanding the critical risks in GrowGeneration’s business and strategy, evaluating risk management practices, allocating responsibilities for risk oversight, and fostering a culture of integrity and compliance with legal and ethical responsibilities.

Importantly, the Board’s risk oversight includes risks from cybersecurity threats. The Board administers its cybersecurity risk oversight function primarily through the Audit Committee. Our CFO, who oversees the information technology department as led by our Director of Information Technology, provides periodic briefings to the Audit Committee regarding cybersecurity risks and activities, including recent cybersecurity incidents and related responses, if any, cybersecurity policies and procedures, activities of third parties, and more.

The Board also oversees environmental, social, and governance (“ESG”) matters, such as climate change, diversity, equity, and inclusion, and shareholder engagement. The Board delegates primary responsibility for oversight of ESG matters to the Nominating and Corporate Governance Committee ("Governance Committee"). The Audit Committee also assesses existing and proposed disclosure and other requirements related to environmental matters as part of its oversight of financial reporting.

Board Leadership Structure

The Board has not adopted a formal policy on whether the Chairperson of the Board (“Chairperson”) and the Chief Executive Officer (“CEO”) positions should be held by different individuals. This approach allows the Board to select the most qualified director as Chairperson while maintaining the ability to separate the Chairperson and CEO roles when deemed to be in the best interests of the Company and its shareholders. The Board has, however, adopted a Lead Independent Director Charter, which calls for the Board to appoint a lead independent director when the positions of Chairperson and CEO are held by the same individual. Pursuant to the Lead Independent Director Charter, the lead independent director is empowered to, among other things: (i) act as the primary liaison between management and independent directors; (ii) call and preside at meetings of independent directors; (iii) advise the Chairperson in setting Board meeting agendas and assessing information provided to the Board by management; (iv) engage outside advisors on behalf of the independent directors; and (v) consult and communicate with major shareholders directly. In addition, each Committee is composed entirely of independent directors. The Board believes that this leadership structure encourages effective strategy development and operational execution balanced with appropriate independent oversight.

The Board is currently chaired by Darren Lampert, who also serves as CEO. At this time, the Board believes that combining the roles of Chairperson and CEO is in the best interests of the Company and its shareholders because the Company can fully utilize the talent and experience of Mr. Lampert. In particular, the Board believes that having a combined Chairperson and CEO facilitates a seamless and regular flow of information together with unified leadership as between the Board and management, which has benefited the Company during the recent industry downturn by supporting the Company’s ability to adapt its business to changing conditions quickly and effectively. As a result of the Chairperson and CEO positions currently being held by the same individual, the Board has appointed Eula Adams to serve as lead independent director pursuant to the Lead Independent Director Charter, described immediately above.

Board Composition

The Company’s bylaws provide that the size of the Board is determined from time to time by resolution of the Board but may not consist of less than one director or more than ten directors. As of the date of this Proxy Statement, the Board has five members. The Company does not have a classified Board, so each director must stand for re-election annually. If any member or nominee is unable to serve as a director, or if any director leaves the Board between annual meetings, the Board may reduce the number of directors or elect an individual to fill the resulting vacancy.

The Board does not currently maintain any formal policy regarding board refreshment, such as age or term limits. Instead, the Board believes that it is in the Company’s and its shareholder’s best interest to maintain flexibility to help the Company retain the most qualified candidates to serve on the Board. The Governance Committee and the Board do, however, consider age and tenure when evaluating directors to be recommended for nomination or nominated to the Board.

Board Diversity

In assessing the appropriate composition of the Board, the Governance Committee considers all relevant factors, including diversity. The Governance Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the Committee will consider issues of diversity among its members in identifying and considering nominees for director, and strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity, and other characteristics on the Board and Committees.

Set forth below is certain information regarding the diversity of current Board members:

Board Diversity Matrix (As of April 29, 2025)
Total Number of Directors	5
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4	—	—
Part II: Demographic Background
African American or Black	1	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Director Independence

The Board is composed of a majority of “independent” directors within the meaning of the rules of Nasdaq Capital Market.

The Board examines the independence of the directors at least annually. The following directors were determined to be independent as of the last time the Board reviewed director independence: Eula Adams, Stephen Aiello, and Starlett Carter.

For a director to be considered independent, the Board must determine that the director does not have any relationship with the Company or any of its affiliates, either directly or as a partner, shareholder, or officer of an organization that has such a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

A director will not be considered independent if, among other things, the director has:
•Been employed by the Company or its affiliates at any time in the current year or during the past three years;
•Accepted, or a family member who accepted, any payments from the Company or its affiliates in excess of $120,000 during any period of 12 consecutive months within the preceding three years (except for board services, retirement plan benefits, or non-discretionary compensation);
•A family member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer;
•Been, or a family member who has been, a partner, controlling shareholder, or an executive officer of any “for profit” business to which the Company made or from which it received payments (other than those which arise solely from investments in the Company’s securities) that exceed 5% of the entity’s or the

Company’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the preceding three years;
•Been, or a family member who has been, employed as an executive officer of another entity where, at any time during the past three years, any of the Company’s executive officers serve on that entity’s compensation committee; or
•Been, or has a family member who has been, employed as a partner or employee of the Company’s outside auditors in any of the preceding three years.

Board Committees

The Board has established three committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Each Committee is composed entirely of independent directors (see Director Independence above). The Board has adopted a charter for each Committee, each of which is available on the Company’s investor relations website at ir.growgeneration.com.

The current members of each Committee are set forth in the table below.

Director Name	Audit Committee	Compensation Committee	Governance Committee
Eula Adams	X*	X
Stephen Aiello	X	X*	X*
Starlett Carter	X	X	X
* Denotes Chairperson

Audit Committee

During the fiscal year ended December 31, 2024, the Audit Committee held five meetings.

The purpose of the Audit Committee is to perform and to assist the Board in fulfilling its oversight responsibility relating to: (i) the Company’s financial statements and financial reporting and the Company’s systems of internal accounting and financial controls; (ii) the integrity of the Company’s financial statements; (iii) the appointment, retention, and performance of the internal auditors, if applicable; (iv) the annual independent audit of the Company’s financial statements, the engagement and compensation of the independent auditors, and the evaluation of the independent auditors’ qualifications, independence, and performance; (v) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (vi) the evaluation of management’s process to assess and manage the Company’s enterprise risk issues, including cybersecurity risks; and (vii) the fulfillment of the other responsibilities delegated to the Audit Committee by the Board of Directors.

The Board has determined that all Audit Committee members are independent directors and that Mr. Adams qualifies as an “audit committee financial expert” within the meaning of the rules of the Securities Exchange Commission (the “SEC”) and Nasdaq Capital Markets.
Compensation Committee

During the fiscal year ended December 31, 2024, the Compensation Committee held two meetings.

The Board has established a Compensation Committee for the purposes of: (i) reviewing, determining, and approving all forms of compensation and the terms thereof to be provided to the Company’s executive officers and monitoring the executive officers’ determination of any equity compensation to be provided to other employees and consultants of the Company; (ii) setting goals for and monitoring the performance of the Company’s executive officers; (iii) administering the Company’s stock-based compensation plans; (iv) administering the Company’s incentive compensation clawback policy; and (v) reviewing and approving public disclosures and reporting relating to the Company’s compensation arrangements.

The Board has determined that all Compensation Committee members are independent directors. None of the members of the Compensation Committee has at any time during the last fiscal year been an affiliate of the Company or a subsidiary of the Company, nor has any Compensation Committee member received any consulting or advisory fee from the Company.

Nominating and Corporate Governance Committee

During the fiscal year ended December 31, 2024, the Governance Committee held two meetings.

The purpose of the Governance Committee is to: (i) oversee all aspects of the Company’s corporate governance functions on behalf of the Board; (ii) make recommendations to the Board regarding corporate governance issues; (iii) identify, review, and evaluate candidates to serve as directors of the Company and review and evaluate incumbent directors, in each case consistent with criteria approved by the Board and applicable law and securities exchange rules; (iv) select or recommend to the Board for selection candidates to the Board to serve as nominees for director for the annual meeting of shareholders; (v) assist the Board to establish and oversee the Company’s environmental, social, and corporate governance initiatives and programs; and (vi) make other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation.

The Board has determined that all Governance Committee members are independent directors.

Board Meetings

During the fiscal year ended December 31, 2024, the Board held nine meetings. No director attended less than 75% of all board meetings during the fiscal year ended December 31, 2024, to the extent such director was a director as of the date of such meetings. No director attended less than 75% of all meetings of any committee on which such director served during the fiscal year ended December 31, 2024, to the extent such director was a director as of the date of such meetings.

All current Board members and all nominees for election to the Board are encouraged but not required to attend the Annual Meeting.

Director Compensation

During the fiscal year ended December 31, 2024, each non-employee director of the Company received cash compensation of $2,000 per month and an equity grant of 20,000 shares of Common Stock for services rendered as a director. The Chairperson of the Audit Committee received an additional 5,000 shares of Common Stock. Directors who are employees of the Company receive no separate compensation for their service as directors.

In addition to cash and equity-based compensation, non-employee directors receive reimbursement of all reasonable travel and other expenses for attending Board meetings and certain other Company-related functions.

Director Compensation Philosophy

Our director compensation program is intended to enable us to attract and retain qualified non-employee directors by providing compensation that is competitive with other companies, and to align directors’ interests with shareholders’ interests by including equity as a significant portion of the compensation package.

In setting director compensation, we consider compensation offered to directors by other companies, the amount of time that our directors spend providing services to us, the experience, skill, and expertise that our directors possess, and the performance of the Company.

Non-Employee Director Compensation

 The following table summarizes the compensation paid to each non-employee director in 2024.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation	Total
Eula Adams	$24,000	$52,250	$—	$76,250
Stephen Aiello	$24,000	$41,800	$—	$65,800
Starlett Carter (2)	$14,364	$41,800	$—	$56,164
Paul Ciasullo (2)	$9,000	$—	$—	$9,000
(1) The amounts reflect the aggregate grant date fair value of immediately vesting restricted stock units granted in 2024. The grant date fair value was determined using the value of the underlying shares of Common Stock on the applicable date of grant computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (FASB ASC Topic 718), excluding the effect of any estimated forfeitures. These amounts may not correspond to the actual value eventually realized by the director, which depends in part on the market value of our Common Stock in future periods. Assumptions used in the calculation of these amounts are described in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC. As of December 31, 2024, Stephen Aiello held 16,666 vested stock options, which will expire on May 11, 2025.
(2) Paul Ciasullo resigned from the Board effective April 23, 2024, and the Board appointed Starlett Carter to the Board effective April 25, 2024 to fill the vacancy.

Director Nomination Process

The process of reviewing and making recommendations for nominations and appointments to the Board is the responsibility of the Governance Committee. In reviewing director nominees, the Governance Committee evaluates each nominee’s overall credentials and background but does not have any specific eligibility requirements or minimum qualifications. In general, directors are expected to have the education, business, and other experience and insight necessary to contribute to the Board’s performance of its functions, the interest and time to be actively engaged with the Company’s management team, and the functional skills, leadership, diversity, experience, and other attributes that the Board believes will contribute to the development and expansion of the Board’s knowledge and capabilities.

The Governance Committee generally utilizes the following process for identifying and evaluating nominees to the Board. In the case of incumbent directors, each year the Governance Committee informally reviews each director’s overall service to the Company during the prior year, including the number of meetings attended, level of participation, and performance, as well as the duration of such director’s tenure on the Board. In the case of new director nominees, the Governance Committee may solicit from existing directors the names of potential nominees who meet the criteria above, consider nominees suggested by our shareholders, or engage a professional search firm. To date, the Governance Committee has not engaged a professional search firm to identify or evaluate potential nominees, but it retains the right to do so in the future, if necessary. In the case of both incumbent directors and new director nominees, the Governance Committee considers each director’s or nominee’s responses provided in the latest director questionnaire provided by such director or nominee, including information regarding independence, experience and expertise, and professional commitments outside the Company. The Governance Committee considers nominees’ qualifications and then chooses nominees to recommend to the Board by majority vote. In turn, the Board, taking into account the recommendations of the Governance Committee and acting by majority vote, selects nominees to stand for election.

Shareholder Nominations

The Governance Committee has the authority to consider nominations for directors made by the Company’s shareholders. To be considered, the shareholder’s nomination must contain: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of the Company’s capital stock that will be voted for each proposed nominee; (iv) the name and residence address of the notifying shareholder; and (v) the number of our shares of capital stock owned by the notifying shareholder. In addition, the nomination should include any other information relating to the proposed nominee required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the nominee’s written consent to serve as a director if elected.

Communications with Directors

Our directors welcome and encourage communications from shareholders. Shareholders who wish to communicate with the Board, a Committee, or one or more individual directors may do so by contacting the Corporate Secretary by mail at GrowGeneration Corp., 5619 DTC Parkway, Suite 900, Greenwood Village, CO 80111. The Corporate Secretary will refer such communication to the Board, such Committee, or such individual director(s), as applicable.

Human Capital Management

Diversity and Inclusion

GrowGeneration is committed to fostering a diverse and inclusive workplace where every employee feels welcomed, valued, and respected. We believe that diversity of thought, backgrounds, and experience is essential for driving innovation and achieving our business goals.

We actively seek to recruit, develop, and retain a diverse workforce that reflects the communities we serve. We are committed to providing equal opportunities for all candidates and employees and creating an environment where everyone can thrive and reach their full potential. To support this commitment, we promote awareness, understanding, inclusion, and respect of all individuals through employee trainings.

Demographics

GrowGeneration is proud to employ individuals from various backgrounds, cultures, perspectives, and experiences. Our workforce is comprised of various demographics, including but not limited to gender, age, race, ethnicity, sexual orientation, and disability status. For example, 32% of our employee group self-identifies as ethnically diverse. We continuously strive to improve diversity, equity, and inclusion and are dedicated to promoting a culture of belonging for all.

Health, Wellness, and Family Benefits

We believe that a healthy workforce is essential for individual and organizational success. As such, our wellness program is designed to support employees in achieving their personal health and financial goals and maintaining a healthy work-life balance.

GrowGeneration offers a range of wellness benefits, including access to fitness facilities and monthly reimbursements for fitness activity, mental health resources, nutrition counseling, financial management resources, and preventive health screenings. We contribute towards employee medical insurance premiums, and we offer a company paid life insurance policy. We also offer a suite of voluntary employee-paid benefits, such as dental, vision, short-term and long-term disability, accident indemnity, critical illness, and a 401(k) retirement plan.

We also have a paid parental leave policy designed to provide employees with the flexibility they need to balance their work and family responsibilities, regardless of gender or whether they become a parent through birth, adoption, or foster care placement. In addition, we provide resources to help employees transition back to work after leave, which include flexible work arrangements, access to lactation rooms, and employee assistance programs through our healthcare provider.

Professional Development and Growth Opportunities

We believe that our employees are our most valuable asset. Through our various training programs, career advancement opportunities, and our employee recognition program, we help empower our workforce to reach their full potential. Recognizing and celebrating employee achievements, milestones, and contributions not only enhances individual performance but also strengthens our organizational and workplace culture.

Code of Ethics and Business Conduct

All officers, directors, and employees of the Company are obligated to abide by the Company’s Code of Ethics and Business Conduct, which, among other things, requires ethical behavior and compliance with applicable laws and regulations. The Board reviews the Code of Ethics and Business Conduct at least annually and makes updates as necessary. A copy of the Code of Ethics and Business Conduct adopted by the Board is available on the Company’s investor relations website at ir.growgeneration.com.

Insider Trading Policy

The Board has adopted an Insider Trading Policy that sets forth restrictions and procedures regarding trading by insiders in securities of the Company. The Board reviews the Insider Trading Policy at least annually and makes updates as necessary.

Equity Award Grant Policy

The Board has adopted an Equity Award Grant Policy regarding the timing and approval of equity awards granted under the Company's equity compensation plans, including the Amended and Restated 2018 Equity Incentive Plan. The policy is intended to align with the Company’s Insider Trading Policy and mitigate the risk of actual or perceived misuse of material nonpublic information in connection with equity award grant timing that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement and public releases of such information.

Outside of the Compensation Committee's annual review and approval of short-term and long-term executive incentive compensation plans, the Compensation Committee has discretionary authority to grant equity awards to named executive officers in connection with, but not limited to, new or amended employment agreements, severance arrangements, or retention purposes. The Chief Financial Officer has discretionary authority to approve equity awards granted to non-executive employees and consultants, generally in connection with new or amended employment or consulting agreements, promotions, performance reviews, retention purposes, and bonus or incentive programs.

Equity awards are not granted in anticipation of the release of material nonpublic information, and the release of material nonpublic information is not timed on the basis of equity award grant dates. Grant dates reflect the actual date of approval by the Compensation Committee or Chief Financial Officer, and no equity awards are backdated or spring-loaded. Additionally, grants of stock options or similar equity awards that include an exercise price related to the market price of the Company’s common stock on the date of grant are prohibited (i) during blackout periods as defined in the Insider Trading Policy and (ii) at any time during the four business days prior to or the one business day following the filing of the Company’s periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information.

The Company has not granted stock options or similar equity awards in fiscal 2024 or 2023.

Share Ownership Guidelines

The Compensation Committee and the Governance Committee have adopted Share Ownership Guidelines that apply to directors and executive officers of the Company. Pursuant to the guidelines, directors are required to attain and maintain a minimum level of ownership of shares of the Company’s Common Stock equal to the lesser of (i) 25,000 shares and (ii) 100% of the annual cash retainer amount. The Compensation Committee reviews the Share Ownership Guidelines at least annually and makes updates as necessary.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has:
•been convicted in a criminal proceeding or is a named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•had a petition under the federal bankruptcy law or any state insolvency law filed by or against the business or property of the person, or of any partnership, corporation, or business association of which the person was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
•been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending, or otherwise limiting for more than 60 days, involvement in any type of business practice, securities, futures commission merchant, commodities, leverage transaction merchant, investment adviser, banking company, savings and loan association, or insurance activities, or to be associated with persons engaged in any such activity;

•been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
•been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation or any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty, temporary or permanent cease-and-desist order, removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Limitation of Directors Liability and Indemnification

The Colorado Business Corporations Act authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their shareholders for monetary damages for certain breaches of their fiduciary duties. The bylaws of the Company provide that the Company will indemnify its directors and officers who, by reason of the fact that he or she is one of the Company’s officers or directors, is involved in a legal proceeding of any nature.

The Company has purchased director and officer liability insurance to cover certain liabilities its directors and officers may incur in connection with their services to the Company.

As of the date of this Proxy Statement, the Company is not aware of any pending litigation or proceeding involving any of our directors, officers, employees, or agents in which indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that would reasonably be expected to result in a claim for such indemnification.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s officers, directors, and persons who own more than ten percent of the issued and outstanding shares of Common Stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of all Section 16(a) forms to the Company. Based solely upon a review of Section 16(a) forms furnished to the Company, the Company believes all reports required to be filed under Section 16(a) with the SEC were timely filed in 2024, with the following exception:
•Our director, Starlett Carter filed a Form 3 late on May 8, 2024, related to her registration as an insider on April 25, 2024.

Report of Audit Committee

The Audit Committee is currently comprised of three members, identified under Corporate Governance - Board of Directors - Board Committees above. Based on the review described above under Corporate Governance - Board of Directors - Director Independence, our Board has determined that each member of the Audit Committee is independent as defined in the applicable standards and rules of the Nasdaq Capital Market and the SEC. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter.

In accordance with its Charter adopted by the Board, the Audit Committee has oversight responsibility for the quality and integrity of the financial reporting practices of the Company. While the Audit Committee has oversight responsibility, the primary responsibility for the Company’s financial reporting, disclosure controls and procedures, and internal control over financial reporting and related internal controls and procedures rests with management, and the Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements. In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements with management, and discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The Audit Committee also has approved the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 and has approved submitting such selection for approval and ratification by the shareholders.

MEMBERS OF THE AUDIT COMMITTEE
as of April 29, 2025

Eula Adams (Chairperson)
Stephen Aiello
Starlett Carter

Report of Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement and, based on such review and discussion, the Compensation Committee recommended to the Board (and the Board approved) to include such disclosure in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE
as of April 29, 2025

Stephen Aiello (Chairperson)
Eula Adams
Starlett Carter

The reports of the Audit Committee and the Compensation Committee are not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

PROPOSAL 1:  ELECTION OF DIRECTORS

Upon the recommendation of the Governance Committee, the Board has nominated Darren Lampert, Michael Salaman, Eula Adams, Stephen Aiello, and Starlett Carter to stand for election to the Board, each to hold office until the 2026 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

Set forth below is biographical information for each person nominated for election to the Board, including a description of the experience, qualifications, attributes, and skills that led to the conclusion that the person should serve as a director of the Company, in light of the Company’s business strategy, prospects, and structure.
The Company has no reason to believe that any of these nominees will refuse or be unable to serve as a director if elected; however, if any of the nominees refuses or is unable to serve, each proxy that does not direct otherwise will be voted for a substitute nominee designated by the Board.
Proxies cannot be voted for a greater number of persons than the number of nominees in this Proxy Statement.

Nominees for Director

Name	Age	Tenure
Darren Lampert	64	11.1
Michael Salaman	62	11.1
Eula Adams	75	3.7
Stephen Aiello	64	11.0
Starlett Carter	42	1.0

Darren Lampert has been our CEO, a Director, and the Chairperson of the Board since our inception in 2014. Mr. Lampert began his career in 1986 as a founding member of the law firm of Lampert and Lampert (1986-1999), where he concentrated on securities litigation, National Association of Securities Dealers (NASD) (now Financial Industry Regulatory Authority (FINRA)) compliance, and arbitration and corporate finance matters. Mr. Lampert has represented clients in actions and investigations brought before government agencies and self-regulatory bodies. From 1999 to 2014, Mr. Lampert worked as a portfolio manager and proprietary trader at a number of broker-dealer firms. From 2010 to 2014, Mr. Lampert was a private investor. Mr. Lampert graduated in 1982 with a Bachelor of Science degree in business administration from Ithaca College. Mr. Lampert received a J.D. from Bridgeport University School of Law in 1985. Mr. Lampert was admitted to practice law in New York in 1986 and is also admitted to practice before the United States District Courts for the Southern and Eastern Districts of New York.

Mr. Lampert has extensive experience in our industry and knows our operations from top to bottom, having led the Company for 11 years as its CEO and Chairperson of the Board. In addition, his experience in the finance and legal fields make him an excellent asset for GrowGeneration, navigating the capital markets, making acquisitions, and leading the Company through other critical business matters and initiatives.

Michael Salaman has been our President and a Director since our inception in 2014. Mr. Salaman began his business career as Vice President of Business Development for National Media Corp., an infomercial marketing company in the United States, from 1985 to 1993. From 1993 to 1995, Mr. Salaman worked as a consultant. From 1995 to 2001, Mr. Salaman started a digital media company called American Interactive Media, Inc., a developer of Web TV set-top boxes and ISP services. In 2002, Mr. Salaman became the principal officer of that entity, directing its operations as a marketing and distribution company, and in 2005 focused its efforts in the enhanced water business. Mr. Salaman served as the Chairperson of Skinny Nutritional Corp. from 2002 to 2014 and as Chief Executive Officer and President of Skinny Nutritional Corp. from 2010 to 2014. Mr. Salaman received a Bachelor of Business Administration degree in business from Temple University in 1986.

Mr. Salaman has been with the Company for 11 years as its President and a Director, providing him with deep knowledge of our business, people, and industry. In addition, his experience as an innovator and leader in sales and marketing is particularly beneficial to GrowGeneration as a company with an emerging proprietary brand portfolio, for which its products are sold through multiple channels, including retail, e-commerce, and distribution.

Eula Adams has been a Director of the Company since September 2021. Mr. Adams began his career as an auditor at Touche Ross in 1972, eventually becoming an audit partner there (which became Deloitte & Touche following a merger in 1989) until 1991. From 1991 to 2003, Mr. Adams worked at First Data Corporation (now Fiserv), holding positions as President of Merchant Services, President of Card Issuer Services and President of Teleservices. From 2004 to 2006, he served as Senior Vice President of StorageTek, which was acquired in 2006 by Sun Microsystems. From 2006 to 2008, he served as Senior Vice President of Sun Microsystems Storage Division. From 2008 to 2013, Mr. Adams was Chief Operating Officer of Xcore Corporation. From 2013 to 2019, Mr. Adams was Chief Executive Officer and director at Neuromonics, Inc. Mr. Adams currently serves on the boards of the White House Historical Association and the Transportation Commission of Colorado and is a former director of Harvest Health and Recreation Inc. and Your Way Cannabis Brands Inc. Mr. Adams is a graduate of Morris Brown College with a Bachelor of Science degree in accounting, has a Master of Business Administration from Harvard Business School, and is a Certified Public Accountant.

Mr. Adams contributes tremendous accounting and finance expertise to the Company as a certified public accountant and former audit partner, as well as broad operational experience as a former Chief Executive Officer and Chief Operating Officer, among other roles. Mr. Adams serves as the Chairperson of the Audit Committee, as well as a member of the Compensation Committee.

Stephen Aiello has been a Director of the Company since 2014. From 1986 to 2001, Mr. Aiello was a partner at Montgomery Securities, where he managed the sales and trading institutional desk. From 2001 to 2003, he worked at 033 Asset Management, a long/short equity fund where he was responsible for day-to-day trading of the portfolio. Mr. Aiello was a partner at Jones and Company from 2004 to 2008. Mr. Aiello has been a private investor focusing on cannabis and real estate since 2008. Mr. Aiello received a Bachelor of Arts in Psychology from Ithaca College and a Master of Business Administration from Fordham University.

Mr. Aiello brings deep knowledge of finance and capital markets to the Board, as well as general business and management expertise as an MBA. In addition, Mr. Aiello has prior experience in the cannabis industry, and his real estate expertise is well-suited to help the Company manage its large real estate portfolio. Mr. Aiello serves as the Chairperson of the Compensation Committee and the Governance Committee, as well as a member of the Audit Committee.

Starlett Carter joined the Board in April 2024. Ms. Carter began her career as an attorney at large, internationally recognized law firms, including Weil Gotshal & Manges LLP from 2006 to 2014 and Sidley Austin LLP from 2014 to 2017, where she became Counsel. She also worked as Senior Associate Counsel for Hudson Advisors, the advisory arm of Lone Star Funds, from 2017 to 2018. From 2018 to 2022, Ms. Carter co-founded and served as a director, Chief Operations Officer, and General Counsel of Kanarys, Inc., a technology platform focused on fostering diversity, equity, and inclusion in the workplace. Ms. Carter also served on the board of directors for Legal Aid of Northwest Texas from 2013 to 2022, including as Chairperson and a member of the Nomination Committee and Audit and Finance Committee. She currently serves as a General Counsel and Strategic Consultant for 10mK LLC, a venture and consulting firm. Ms. Carter holds a Juris Doctor from Harvard Law School and a Bachelor of Business Administration with honors from the University of Texas at Austin.

Ms. Carter brings nearly two decades of expertise in corporate strategy and law. She has led complex legal matters, facilitated corporate transactions, and provided strategic guidance on corporate governance, mergers and acquisitions, and other matters. Ms. Carter also contributes her experience in operational strategy and execution, corporate leadership, and diversity, equity, and inclusion. Ms. Carter serves as a member of the Audit Committee, the Compensation Committee, and the Governance Committee.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees named above.

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EXECUTIVE OFFICERS

The Board selects and oversees management of the Company. Members of management may be appointed, removed, and replaced at the discretion of the Board, subject to the terms of any applicable employment agreement or other arrangement.

The following table sets forth information concerning the Company’s executive officers as of December 31, 2024:

Name	Age	Position
Darren Lampert	64	Chief Executive Officer and Director
Michael Salaman	62	President and Director
Gregory Sanders	36	Chief Financial Officer

Set forth below is biographical information with respect to Mr. Sanders. Biographical information for Mr. Lampert and Salaman is set forth above under Proposal 1: Election of Directors.

Gregory Sanders has been our Chief Financial Officer (“CFO”) since August 2022. Immediately prior, Mr. Sanders served as Vice President and Corporate Controller at GrowGeneration for nearly five years. Mr. Sanders began his career in 2008 with Enterprise Holdings, one of the nation's largest privately held organizations, where he held nine different positions during his tenure, including Accounting Manager. From 2014 to 2015, he served as Accounting Manager at Arrow Electronics. From 2015 to 2018, Mr. Sanders served as Director of Accounting at Machol & Johannes LLC, where he led accounting, finance, human resources, and administrative functions and supported the organization in its highest ranking financial position. Mr. Sanders holds a B.S. in Accounting from the University of Minnesota.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, discusses the overall compensation philosophy, objectives, and practices for our named executive officers (“NEOs”) identified in the Summary Compensation Table (“SCT”) below. In this CD&A, the terms “we,” “us,” “our,” “GrowGeneration” and the “Company” refer to GrowGeneration Corp. and not to the Compensation Committee.

Compensation Overview

The Company’s ultimate goal is to maximize shareholder value and otherwise serve the best interests of our shareholders, and we strive to design executive compensation programs with that goal at the forefront. Accordingly, our executive compensation programs help to align our NEO’s interests with the interests of our shareholders.

In 2024, we adopted certain changes to our Amended and Restated 2018 Equity Incentive Plan in order to continue to attract, motivate, reward, and retain talent in a manner that supports future shareholder value creation. Changes included updated terms designed to support pay-for-performance alignment, such as minimum vesting periods and prohibitions on option backdating and repricing, and an increase in the number of shares authorized under the plan. The Board believes that such changes are critical to the future success of the Company.

Compensation Philosophy and Objectives

Our overarching compensation philosophy is to attract, motivate, reward, and retain the right talent so that the Company can maximize shareholder value and otherwise serve the best interests of its shareholders. As such, we believe that pay-for-performance, competitive compensation levels, and long-term retention should be key drivers of compensation decisions.

Leadership and motivation of our executive officers are critical to our long-term success, and the market for high-quality executive officers in our industry remains competitive. Our overall objective is to offer a compensation program that is competitive and at the same time reinforces our commitment to being a brand-led, consumer-first organization and to our strategic priorities. We seek to do this by offering a compensation structure that considers market compensation practices and ties a significant portion of overall compensation to defined Company objectives, rewarding executives when performance or other factors warrant it.

Compensation Program Design

Our compensation program for executive officers is designed to reward executive officers competitively when they achieve Company objectives, increase shareholder value, and maintain long-term careers with the Company. In 2024, our compensation program design for NEOs consisted of the following elements:
•salary that provides for a minimum level of compensation for an executive officer;
•short-term and long-term performance-based cash bonuses tied to achievement of corporate objectives;
•long-term equity incentives that offer significant rewards if the market price of our Common Stock increases in the future; and
•benefits that aim to be competitive with those that are offered by companies similar to GrowGeneration.

The total compensation package for our executive officers is substantially weighted toward incentive compensation tied to business and stock performance. Therefore, when targeted performance goals are not achieved or our stock price decreases, executive officer compensation may be significantly reduced. When targeted performance goals are exceeded or our stock price increases, executive officer compensation may be significantly increased.

Components of Compensation

The table below summarizes the key elements of our compensation program for NEOs in 2024. Each of the elements of our compensation program helps us achieve the objectives of our program, and we believe that, together, they are effective in achieving our overall objectives.

Component	Description	Purpose
Base Salary	Fixed cash component.	Reward for level of responsibility, experience, and sustained individual performance.
Annual Cash Incentive	Cash bonus based on achievement of predetermined performance goals.	Reward achievement of short-term business objectives and financial results.
Long-term Cash Incentive	Cash bonus awarded annually based on achievement of predetermined multi-year performance goals.	Reward achievement of long-term business objectives and financial results.
Long-Term Equity Incentive	Equity grants primarily consisting of restricted stock units vesting over two or three years.	Reward creation of shareholder value, align the interests of employees and shareholders, and retain executives for the long-term.
Other Compensation	Various health, life, and disability insurance plans and other customary employee benefits generally available to all our U.S. employees.	Provide an appropriate level of employee benefit plans and programs.
Other Policies	Insider trading policy, which includes anti-hedging and anti-pledging policies, stock ownership guidelines, and incentive compensation clawback policy.	Enhance alignment with shareholder interests and avoid pay-for-failure.

Base Salary

Base salary is the primary fixed element of total compensation. Base salary also impacts certain variable compensation elements to the extent they are linked directly or indirectly to base salary. The Compensation Committee reviews base salary levels for NEOs annually based on competitive market salaries and a subjective assessment of organizational and individual qualities and characteristics, such as role, responsibilities, experience, skill level, and individual and enterprise performance.

Annual Cash and Long-Term Cash Incentives

Annual cash incentives are intended to short-term drive and reward achievement of near-term business objectives set by the Board. The Compensation Committee generally establishes goals early in the fiscal year based upon current forecasts, business strategies, and expectations. Long-term cash incentives are intended to drive and reward achievement of business objectives and growth over a multi-year period set by the Board. The Compensation Committee sets performance target goals for the annual and long-term cash incentive plans that are intended to be challenging yet attainable and tied to driving strong operational and financial performance. The Compensation Committee has the discretion to include or exclude any extraordinary items affecting performance goals and to adjust performance goals to take into account changes in accounting and other matters that the Compensation Committee deems relevant.

Actual cash incentive bonus amounts payable to our NEOs generally depend on the level of actual achievement above or below performance targets, with higher levels of achievement resulting in higher bonus earned (subject to a maximum amount), and lower levels of achievement resulting in lower or no bonus earned. The Compensation Committee may reduce, increase, or eliminate the amount payable to an NEO based on factors that it determines warrant such adjustment. The Compensation Committee may also award additional discretionary bonuses based on an individual executive’s role and performance, among other factor considered relevant by the Compensation Committee.

Long-Term Equity Incentives

Long-term equity compensation is intended to align the interests of our executives with those of the Company and its shareholders, to reward the creation of long-term shareholder value, and to help retain executives as employees of the Company. The Compensation Committee has historically awarded time-based restricted stock, restricted stock units, and stock options to our executive officers. The Compensation Committee periodically reviews outstanding share-based compensation grants to monitor the effectiveness of such grants, especially considering the volatility of our stock price. Long-term equity incentives awarded to executive officers is set forth in the employment agreement for each executive officer, as well as in an equity award agreement. Most recently, long-term equity incentive awards have been time-vested, with biannual vesting near the end of the second and fourth quarters. In 2025, and in response to shareholder feedback, the Compensation Committee approved performance-vesting components in a portion of executive equity awards.

Compensation Determinations

The use and weight of each compensation component is based on a determination by the Compensation Committee of the importance of each component in meeting our overall objectives, as well as general market practices. In general, the Compensation Committee wants a significant amount of each NEO’s potential compensation “at risk” based on corporate performance and stock price.

As part of its process for determining compensation for NEOs, the Compensation Committee periodically reviews compensation analyses provided by its independent compensation consultant. Such analyses include an estimate of the market 25th percentile, median and, 75th percentile positions for base salary, target total cash compensation (base salary plus target bonus), and target compensation (base salary plus target bonus plus target long-term incentive compensation) for each NEO. Although the Compensation Committee does not target a specific market position, it considers the median, or 50th percentile, of the market data as one of many factors in its analysis of the competitive, reasonable, and appropriate levels of compensation for our NEOs, and is guided by, and seeks to promote, the best interests of the Company and its shareholders. The Compensation Committee also considers several other factors when determining appropriate compensation levels for each executive officer, including:
•analyses of competitive compensation practices;
•individual performance in light of Company goals and objectives relevant to executive compensation;
•individual role, responsibilities, leadership, experience, expertise, skills, and knowledge;
•labor market conditions (which affect the compensation required to attract and retain key talent); and
•analyses and advice from its independent compensation consultant, including competitive market data pertaining to executive compensation at comparable companies.

The Compensation Committee’s approach to evaluating these factors is subjective and not formulaic, and the Compensation Committee may place more or less weight on a particular factor, or consider other factors it deems relevant, when determining compensation.

In determining the total compensation for each executive officer other than our President and CEO, the Compensation Committee also considers the specific recommendations of our President and CEO. Recommendations to the Compensation Committee typically include discussion of the role and responsibilities of the executive within the Company, the performance of the executive, the expected future contributions of the executive, the executive’s own expectations, and market considerations. Although our President and CEO make recommendations regarding other executive officers, neither participates in the discussions concerning his own compensation.

The Compensation Committee may consider, in addition to the factors described above:
•the individual’s accumulated vested and unvested equity awards;
•the vesting schedule of the individual’s outstanding equity awards;
•a comparison of individual equity awards between executive officers and in relation to other compensation elements;
•potential shareholder dilution resulting from stock awards to employees;
•total accounting expense resulting from executive compensation;
•shareholder advisory votes on executive compensation; and
•past levels of compensation awarded and earned.

Risk and Compensation

We believe our compensation programs for executive officers are designed to encourage prudent risk-taking to achieve long-term growth in shareholder value. A variety of principles and practices contribute to the alignment of our executive compensation programs with our overall risk profile, including the following:
•All Compensation Committee members are independent, non-employee directors.
•Our programs are designed to drive achievement of strategic objectives, short- and long-term financial performance, and growth in shareholder value, while also promoting the attraction and retention of executive talent.
•Our programs balance strategic, financial, and shareholder measures.
•Our programs balance short- and long-term performance through equity compensation and cash incentive plans.
•The vesting periods of long-term incentives provide long-term alignment with shareholders.
•Maximum amounts payable are established under performance-based incentive programs.
•Our Board and Compensation Committee generally establish both strategic and financial measures at the beginning of a performance period.
•Our Compensation Committee reviews all elements of executive compensation, with the assistance of an independent compensation consultant from time to time.
•Base salaries and annual adjustments for executive officers are generally based on market practices and our financial condition.
•Annual cash incentive payouts will vary over time, commensurate with business and individual executive performance.
•The Company maintains a policy requiring the Company to recover certain incentive compensation erroneously paid to executive officers.
•The Company maintains share ownership guidelines for executive officers to help ensure alignment with shareholder interests and long-term value creation.
•The Company maintains a policy prohibiting hedging, pledging, and similar transactions by directors, executive officers, and other insiders.

The Compensation Committee is generally responsible for administering and overseeing our risk mitigation practices and policies in the context of our executive compensation programs. The Compensation Committee regularly assesses such practices and policies for effectiveness and compliance with applicable laws and regulations.

Compensation Clawback Policy

The Company was not required to prepare any accounting restatement at any time during or after the last completed fiscal year that would have triggered recovery of erroneously awarded compensation pursuant to the Company’s Incentive Compensation Recovery Policy adopted in accordance with Section 10D of the Exchange Act and the Nasdaq listing standards adopted pursuant thereto. In addition, there was no prior restatement that would have resulted in an outstanding balance as of the end of the last completed fiscal year of erroneously awarded compensation to be recovered from the application of the policy to a prior restatement.

A copy of our Incentive Compensation Recovery Policy is attached as Exhibit 97 to our latest Annual Report on Form 10-K.

Competitive Market Compensation Survey
As discussed above, the Compensation Committee considers competitive compensation practices as a factor to determine compensation for the Company’s executives, including for the purpose of determining the extent to which the Company’s executive compensation practices are competitive relative to competitors and peer companies to attract and retain talented executives. The Committee periodically reviews aggregated data from survey sources analyzed by an independent compensation consultant, including general industry surveys, retail/wholesale surveys, and consumer retail industry surveys. The Compensation Committee generally focuses on a subset of companies within a comparable industry and/or range of revenues.

The Compensation Committee has the sole authority to hire or fire compensation consultants and to approve fee arrangements for work performed. The Compensation Committee also assesses the independence its compensation consultants pursuant to SEC rules. In fiscal year 2024, no compensation consultants performed work for the Compensation Committee or management.

Tax Deductibility
Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person per year the amount of our tax deduction for compensation paid to our CEO, CFO, each of our three most highly compensated officers (other than the CEO and the CFO) who served in such position on the last day of the year, and any person who has ever served in one of those positions for any taxable year beginning after December 31, 2017. Accordingly, we are unable to take a tax deduction with respect to any portion of annual compensation we pay to our “covered employees” that exceeds $1,000,000 per person (except with respect to compensation paid pursuant to certain arrangements in place prior to November 2, 2017 that remain eligible for the “performance-based” exception). The Compensation Committee will continue to evaluate the tax deductibility of compensation paid under our executive compensation program and to grant compensation that is not tax deductible when it determines that doing so will help to ensure competitive levels of total compensation for our executive officers and to promote corporate goals.

Summary Compensation Table

The following SCT sets forth information regarding the total compensation of our named executive officers, as determined under Item 402 of Regulation S-K, for the years ended December 31, 2024 and 2023.

Name	Year	Salary	Performance Bonus	Stock Awards (1)	All Other Compensation	Total
Darren Lampert	2024	$500,000	$166,500	$426,000	$—	$1,092,500
Chief Executive Officer	2023	$493,031	$—	$785,000	$20,117	$1,298,148

Michael Salaman	2024	$493,214	$166,500	$426,000	$6,786	$1,092,500
President	2023	$493,031	$—	$785,000	$27,145	$1,305,176

Gregory Sanders	2024	$359,746	$117,000	$—	$9,670	$486,417
Chief Financial Officer	2023	$335,833	$—	$394,800	$23,134	$753,767
(1) The amounts in the Stock Awards column reflect the aggregated grant date fair value of awards granted during 2024 and 2023 as computed in accordance with FASB ASC Topic 718.

Salary

Base salaries paid to our named executive officers are set forth in the “Salary” column of the SCT.

During 2023 and 2024, the Company undertook several initiatives across the enterprise to reduce expenses as a result of a prolonged industry downturn. In connection with these initiatives, our NEOs also agreed to reduced base salary levels for 2023 and 2024, as described immediately below.

Our CEO and Co-Founder, Darren Lampert, and our President and Co-Founder, Michael Salaman, each entered into a new two-year employment agreement, effective January 1, 2023, that provided for reduced total compensation compared to their compensation in prior years, including base salary of $500,000 per year. The Compensation Committee believes such salary levels to be below market for similar executives of similar companies; however, the Compensation Committee was supportive of Mr. Lampert’s and Mr. Salaman’s willingness to accept below-market salaries given the near-term, industry-wide pressures the Company has faced. Furthermore, the Compensation Committee believes that such below-market salaries do not create retention risk, as Mr. Lampert and Mr. Salaman have displayed steadfast dedication to the Company since its founding approximately 11 years ago.

Performance Bonus

The amounts set forth in the “Performance Bonus” column of the SCT consist of performance bonuses earned by executive officers, which are based on either an annual or long-term performance bonus programs established by the Compensation Committee, including non-equity incentive compensation plans, a bonus program established in an employment agreement approved by the Compensation Committee, or discretionary bonuses awarded by the Compensation Committee.

For fiscal year 2024, the Company’s annual cash incentive plan used multiple performance goals, including Adjusted EBITDA (Refer to the Reconciliation of EBITDA and Adjusted EBITDA section in this Proxy Statement for the Company’s definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to GAAP net income (loss)), same-store-sales, and a non-financial goal to establish a program to monitor and reduce vehicle emissions from our delivery vehicle fleet. Additionally, performance bonuses for fiscal year 2024 included a long-term cash incentive program over a three-year performance period beginning with fiscal year 2024, which is based on achievement of proprietary brand sales as a percentage of total Company sales. Performance bonuses earned in fiscal year 2024 were paid in March 2025.

Under the Company’s annual cash incentive plan for fiscal year 2023, short-term incentive compensation for NEOs was based on achievement of positive Adjusted EBITDA for the enterprise. Each NEO’s target bonus was established in their respective employment agreements as an amount equal to 50% of base salary, which could be achieved by obtaining the target performance goal. In addition, highest bonus opportunity was an amount equal to 100% of base salary. No performance bonuses were earned pursuant to the annual cash incentive plan for fiscal year 2023, however, due to negative Adjusted EBITDA achievement of the Company in fiscal year 2023 primarily resulting from challenging industry conditions.

In 2023 and 2024, industry headwinds and market factors outside management’s control demanded a nimble approach to managing our business. As a result, the Compensation Committee sought to incentivize management to achieve a positive overall outcome for the Company in the near-term while also giving management flexibility to manage the business to rapidly evolving market conditions. The Compensation Committee chose the various performance goals discussed above, including Adjusted EBITDA, as appropriate overall performance goals that represent the culmination of numerous inputs that management would have the opportunity to affect and that also reflect appropriate adjustments for non-recurring items provoked by near-term market challenges.

For the Company's annual cash incentive plan for fiscal year 2025, the Compensation Committee has determined it is in the best interest of the Company to continue to use multiple performance goals, including Adjusted EBITDA, revenue targets, and non-financial compliance measurements.

Option Awards

The “Options Award” column of the SCT shows the value of stock options awarded to certain NEOs under our Second Restated 2018 Plan, defined below. No options were granted to our NEOs in 2024 or 2023.
Stock Awards

We awarded time-based restricted stock units (“RSUs”) to our NEOs under our Second Restated 2018 Plan. The amounts set forth in the “Stock Awards” column represent the value of such awards at the time of grant.

In 2024, our CEO and our President were each granted 200,000 RSUs pursuant to their respective employment agreements, which vest ratably on a biannual basis through December 2026.

In 2023, our CEO and our President were each granted 200,000 RSUs pursuant to their respective employment agreements, which vest ratably on a biannual basis through December 2024. These awards were subject to an initial clerical error. The original award was effective January 1, 2023 and included 100,000 RSUs. This award was amended and corrected on June 15, 2023 to increase the total RSUs to 200,000.

In 2022, our CFO, Gregory Sanders, was granted 90,000 RSUs on August 9, 2022 pursuant to his 2022 employment agreement, which vest ratably on a biannual basis over three years. As of June 15, 2023, Mr. Sanders entered into a new employment agreement that superseded and replaced his prior employment agreement, canceling the 75,000 unvested RSUs from the August 9, 2022 grant. The new employment agreement granted 180,000 RSUs on June 15, 2023, which vest 30,000 shares each six months of service beginning June 15, 2023. Stock awards in 2023 represent the incremental fair market value of the incremental 105,000 RSUs granted, net of the cancelled RSUs, with the new employment agreement.
All Other Compensation

The “All Other Compensation” column of the SCT shows compensation paid to our NEOs that is not already reflected in other columns of the SCT, which includes 401(k) matching contributions, health insurance contributions, and other employee benefits.
Our 401(k) Plan is our tax qualified retirement savings plan pursuant to which our U.S. employees, including NEOs, are able to make pre-tax contributions from their cash compensation. In 2024, the Company stopped making matching contributions for all plan participants, including NEOs, as part of its ongoing cost control measures. In 2023, the Company made matching contributions for all participants each year equal to 100% of their elective deferrals up to 3% of their total eligible compensation and 50% of their elective deferrals from 3% to 5% of eligible annual compensation. The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Plan and also limits the amount of salary and bonus with respect to which matching contributions can be made under that plan.

We provide our NEOs with competitive benefits, and we generally do not provide perquisites or tax reimbursements or other benefits to NEOs that are not available to other employees. In addition to our 401(k) Plan described above, our NEOs are offered other benefits that are substantially the same as those offered to all of our U.S. employees. These benefits included medical, dental, and vision insurance. We also provide an enhanced long-term disability benefit to our executive officers. This benefit is designed to provide additional protection to our executive officers in the event of catastrophic illness or disability.

Employment Agreements and Severance

On September 30, 2024, the Company entered into new two-year employment agreements, effective as of January 1, 2025, with each of Mr. Lampert as Chief Executive Officer and Mr. Salaman as President. Pursuant to the agreements, the Company agreed to pay each of them (i) a base wage of $500,000 per year; (ii) a target annual bonus equal to 50% of base annual wage per year, up to a maximum of 100% of base annual wage per year, subject to achievement of performance goals established by the Company; and (iii) 200,000 RSUs vesting in equal installments on June 15 and December 15 each year during the term of the agreement. The agreements also provide that if the Company terminates the executive’s employment without “Cause” (as defined in the agreements), the executive will receive six months’ severance.

On September 1, 2022, the Company entered into new two-year employment agreements, effective as of January 1, 2023, with each of Mr. Lampert as Chief Executive Officer and Mr. Salaman as President. Pursuant to the agreements, the Company agreed to pay each of them (i) a base wage of $500,000 per year; (ii) a target annual bonus equal to 50% of base annual wage per year, up to a maximum of 100% of base annual wage per year, subject to achievement of performance goals established by the Company; and (iii) 100,000 RSUs vesting in equal installments on June 15 and December 15 each year during the term of the agreement. The agreements also provide that if the Company terminates the executive’s employment without “Cause” (as defined in the agreements), the executive will receive three months’ severance. On June 15, 2023, a drafting error in each employment agreement was corrected to correctly provide for 200,000 RSUs vesting in equal installments over two years on June 15 and December 15 each year, as the Compensation Committee and Board of Directors intended.

Effective June 15, 2023, the Company entered into a new employment agreement with Gregory Sanders as Chief Financial Officer, pursuant to which the Company agreed to pay Mr. Sanders (i) a base salary of $325,000 per year, increasing 10% each year on August 16; (ii) an annual performance cash bonus based on performance metrics set by the Company each year, with a target amount of 50% and maximum amount of 100% of the then-current base salary; and (iii) 180,000 RSUs, vesting in equal installments over three years on June 15 and December 15 each year, beginning June 15, 2023. In addition, if the Company terminates Mr. Sanders’ employment without “Cause” (as defined in the agreement), Mr. Sanders will receive three months’ severance. This employment agreement superseded the previous agreement, dated August 11, 2022, described immediately below.

On August 11, 2022, the Company entered into a three-year employment agreement, effective as of August 12, 2022, with Gregory Sanders as Chief Financial Officer. Pursuant to the agreement, the Company agreed to pay Mr. Sanders (i) a base wage of $325,000 per year, increasing 10% effective as of August 16 each year; (ii) a target annual bonus equal to 50% of base annual wage per year, up to a maximum of 100% of base annual wage per year, subject to achievement of performance goals established by the Company; (iii) a one-time cash bonus of $50,000 payable on December 31, 2022; and (iv) 90,000 RSUs vesting in equal installments on June 15 and December 15 over three years, with an additional award each year of approximately the same value (based on the Company's stock price on the applicable grant date relative to the stock price on August 12, 2022) and with the same vesting schedule. The agreement also provides that if the Company terminates the executive’s employment without “Cause” (as defined in the agreement), the executive will receive three months’ severance. This employment agreement was superseded by the following agreement, dated June 15, 2023.

Change in Control Payments

We do not have any cash severance arrangements with our NEOs directly tied to a change in control of the Company.

Under the Company’s Second Restated 2018 Plan, the plan administrator has discretion with respect to treatment of awards made under the plan in connection with a change of control. In the event that an acquirer does not assume or substitute awards, unvested awards will fully vest and unexercisable options will become fully exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares, and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change in control, the administrator will notify participants that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the administrator, and the option or stock appreciation right will terminate upon the expiration of such period.

In addition, if during the period beginning three months prior to the date of a change in control and ending 12 months thereafter, the services of a participant are terminated without “Cause” (as defined in the Second Restated 2018 Plan) or the participant is re-assigned to a job in a lower position that results in a reduction of job duties and/or responsibilities and a reduction in salary, then the participant will fully vest in and have the right to exercise all outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

Grants of Plan-Based Equity Awards

The following table provides information on equity awards granted to our NEOs during 2024:

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards:	All other option awards:
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Number of shares of stock or units	Number of securities underlying options	Exercise or base price of equity awards	Grant date fair value of stock and option awards
Darren Lampert	9/30/2024	—	—	—	—	—	—	200,000	—	—	$426,000
Michael Salaman	9/30/2024	—	—	—	—	—	—	200,000	—	—	$426,000
Gregory Sanders	N/A	—	—	—	—	—	—	—	—	—	$—

Outstanding Equity Awards

The following table summarizes, for each NEO, the number of shares of Common Stock underlying outstanding stock options and unvested restricted stock units held as of December 31, 2024. Market values for outstanding stock awards are presented as of the end of 2024 based on the closing price on the NASDAQ Market on December 31, 2024 of $1.69.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options, exercisable	Number of securities underlying unexercised options, unexercisable	Equity Incentive Plan Awards: Number of Securities underlying exercisable Options	Equity Incentive Plan Awards: Number of Securities underlying unexercised unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stack that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Darren Lampert	—	—	—	—	$—		—	—	200,000	$338,000
Michael Salaman	—	—	—	—	$—		—	—	200,000	$338,000
Gregory Sanders	—	—	—	—	$—		—	—	63,750	$107,738

Option Exercises and Stock Vested

The following table summarizes the number of shares acquired upon exercise of options and the number of restricted shares that vested during the fiscal year ended December 31, 2024:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Darren Lampert	—	—	100,000	207,500
Michael Salaman	—	—	100,000	207,500
Gregory Sanders	—	—	66,250	137,313
(1) The aggregate dollar value realized upon exercise is computed by multiplying the number of shares at exercise by the difference between the market price of Common Stock and the exercise price of the options.
(2) The aggregate dollar value realized upon vesting is computed by multiplying the number of shares vested by the closing stock price on the vesting date.
2014 Equity Compensation Plan

On March 6, 2014, the Board adopted an Equity Compensation Plan (the “2014 Plan”). The 2014 Plan was approved by the shareholders on March 6, 2014. The 2014 Plan expired by its terms as of March 5, 2024 and is no longer in effect.

As of March 5, 2024, the date of expiration of the 2014 Plan, there had been a total of 2,281,500 options (of which 2,108,833 options had been exercised, 172,667 had been forfeited and 0 remained outstanding) and 382,351 shares of Common Stock issued under the 2014 Plan. No shares remain available for issuance under the 2014 Plan due to its expiration.

2018 Equity Compensation Plan

On January 7, 2018, the Board adopted the 2018 Equity Incentive Plan (the “2018 Plan”), which was approved and ratified by the shareholders on April 20, 2018. On February 7, 2020, the Board approved the amendment and restatement of the 2018 Plan to increase the number of shares issuable thereunder from 2,500,000 to 5,000,000, which amendment and restatement was approved by shareholders on May 11, 2020 (the “First Restated 2018 Plan”). On April 26, 2023, the Board approved the amendment of the First Restated 2018 Plan to increase the number of shares issuable thereunder, however such amendment was not approved by shareholders and therefore did not become effective. On April 22, 2024, the Board approved another amendment of the First Restated 2018 Plan to increase the number of shares issuable thereunder from 5,000,000 to 6,500,000, which was approved by shareholders on June 20, 2024 (the "Second Restated 2018 Plan").

As of the Record Date, under the Second Restated 2018 Plan, there have been a total of (i) 1,888,500 options issued (of which 16,666 are currently outstanding, 1,018,911 have been exercised and 852,923 have been forfeited), and (ii) 2,728,388 shares of Common Stock issued. There are a total of (i) 1,512,750 shares awarded but unvested and (ii) 1,223,285 shares available to be awarded in the future.

Equity Compensation Plan Information

The following table provides certain information with respect to our equity compensation plans in effect as of the fiscal year ended December 31, 2024.

	Number of common shares to be issued upon exercising of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of common shares remaining available for future issuance under equity plans (excluding shares reflected in column a) (c)
Equity compensation plans approved by security holders
2018 Equity Compensation Plan	16,666	$4.63	1,421,271
Equity compensation plans not approved by security holders	—	—	—
Total	16,666	$4.63	1,421,271

Pay-Versus-Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the following disclosure is provided about the relationship between executive compensation and the Company’s performance on select financial metrics for the fiscal years ending December 31, 2024, 2023, and 2022. The compensation actually paid (“CAP”) and other compensation figures shown here are calculated based on the applicable rules and regulations of the SEC. More information on our compensation program can be found in Compensation Discussion and Analysis above, including the SCT therein.

Year	SCT Total for PEO (1)	CAP to PEO (2)	Average SCT Total for non-PEO NEOs (3)	Average CAP to non-PEO NEOs (2)	Company TSR (4)	Net Loss (5)
2024	$1,092,500	$961,000	$789,458	$683,083	$(87)	$(49,510,000)
2023	$1,298,148	$764,148	$1,029,472	$597,249	$(81)	$(46,496,000)
2022	$1,343,119	$3,471,119	$1,764,902	$915,769	$(70)	$(163,747,000)
(1) Darren Lampert is the Principal Executive Officer (“PEO”) for each of the fiscal years ended December 31, 2024, 2023, and 2022. The amounts shown are found in the SCT.
(2) CAP includes actual base salary, non-equity incentive compensation, the change in value in all equity awards and the sum of other income.
(3) The amounts shown are the average total compensation from the SCT for the non-PEO NEOs for the given year. Non-PEO NEOs for each year were:
•2024: Michael Salaman and Gregory Sanders
•2023: Michael Salaman and Gregory Sanders
•2022: Michael Salaman, Gregory Sanders, Jeffrey Lasher, and Paul Rutenis.

(4) Total Shareholder Return (“TSR”) figures assume an initial investment of $100 on December 31, 2021. For 2024, this reflects the cumulative TSR from December 31, 2021 to December 31, 2024. For 2023, this reflects the cumulative TSR from December 31, 2021 to December 31, 2023. For 2022, this reflects the cumulative TSR from December 31, 2021 to December 31, 2022.

(5) 2024 net loss was primarily driven by goodwill impairment of $15.7 million. Please refer to our latest Annual Report on Form 10-K for additional detail on 2024 financial performance.

Adjustments Made to Determine Compensation Actually Paid

The following table shows the adjustments made to the values in the SCT to calculate the values in the Pay-Versus-Performance table above:

Adjustments to Determine Compensation Actually Paid for PEO	2024	2023	2022
Deduction for amounts reported under the “Stock Awards” column in SCT	$(426,000)	$(785,000)	$—
Change in fair value of awards granted during the year that remain unvested as of year-end	$338,000	$251,000	$—
Increase/deduction for change in fair value from prior year-end to current year-end for awards that were outstanding and unvested as of year-end	$—	$—	$—
Increase/deduction for change in fair value from prior year-end to current year-end for awards that were vested as of year-end	$(43,500)	$—	$2,128,000

Adjustments to Determine Compensation Actually Paid for non-PEO NEOs	2024	2023	2022
Deduction for amounts reported under the “Stock Awards” column in SCT	$(213,000)	$589,900	$1,103,986
Change in fair value of awards granted during the year that remain unvested as of year-end	$169,000	$276,100	$338,100
Increase/deduction for change in fair value from prior year-end to current year-end for awards that were outstanding and unvested as of year-end	$(26,138)	$(111,922)	$(65,246)
Increase/deduction for change in fair value from prior year-end to current year-end for awards that were vested as of year-end	$(36,238)	$(6,500)	$(18,000)

Pay-Versus-Performance Tables

The tables below demonstrate the relationship between CAP to our NEOs and Total Shareholder Return (“TSR”), and net loss for each of 2024, 2023, and 2022.

Reconciliation of EBITDA and Adjusted EBITDA
The following non-GAAP financial measures of EBITDA and Adjusted EBITDA are not in accordance with, or an alternative for, generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, the most directly comparable GAAP financial measures. We believe these non-GAAP financial measures, when used in conjunction with their most directly comparable GAAP financial measures, net income (loss), provide meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods, identify trends affecting our business, and project future performance. Management uses these non-GAAP financial measures for internal planning and reporting purposes, and we believe that these non-GAAP financial measures may be useful to investors in their assessment of our operating performance, our ability to generate cash, and valuation. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, we have determined that it is appropriate to make this data available to all investors. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.
EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed in isolation as substitutions to net income (loss) as indicators of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). GrowGeneration defines EBITDA as net income (loss) before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude certain items such as stock-based compensation, impairment losses, restructuring and corporate rationalization costs, and other non-core or non-recurring expenses and to include income from our marketable securities as these investments are part of our operational business strategy and increase the cash available to us.
Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net loss (in thousands):

	Year ended December 31,
	2024	2023	2022
Net loss	$(49,510)	$(46,496)	$(163,747)
Provision (benefit) for income taxes	158	32	(2,885)
Interest income	(2,703)	(2,696)	(580)
Interest expense	70	97	21
Depreciation and amortization	19,436	16,607	17,132
EBITDA	(32,549)	(32,456)	(150,059)
Share-based compensation	2,422	3,171	4,967
Investment income	2,582	2,696	—
Impairment loss (1)	6,875	15,659	127,831
Restructuring plan (2)	3,009	—	—
Consolidation and other charges (3)	3,160	5,376	568
Adjusted EBITDA	$(14,501)	$(5,554)	$(16,693)
(1) Impairment loss related to impairments of goodwill and intangible assets and the restructuring plan for operating lease right-of-use assets impairments
(2) Includes the $2.1 million incurred in the Consolidated Statements of Operations in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 related to the restructuring plan as well as an estimated additional $0.9 million loss in gross profit due to inventory discounts offered in conjunction with the restructuring plan

(3) Consists primarily of expenditures related to the activity of store and distribution consolidation, one-time severances outside of the restructuring plan announced July 2024, and other non-core or non-recurring expenses

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of Common Stock beneficially owned as of the Record Date by:
•each of our shareholders who is known by us to beneficially own 5% or more of our Common Stock;
•each of our NEOs;
•each of our directors; and
•all of our directors and NEOs as a group.

Beneficial ownership is determined based on the rules and regulations of the SEC. A person has beneficial ownership of shares if such person has the power to vote and/or dispose of shares. This power may be sole or shared and direct or indirect. Applicable percentage ownership in the following table is based on the total of 59,490,781 shares of Common Stock outstanding as of the Record Date. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, restricted stock units that will vest within 60 days of the Record Date, as well as shares of Common Stock underlying options or warrants held by that person and exercisable within 60 days of the Record Date shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities owned by such person. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person(s). Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares of Common Stock set forth opposite that person’s name. Unless indicated below, the address of each person listed below is c/o GrowGeneration Corp., 5619 DTC Parkway, Suite 900, Greenwood Village, Colorado 80111.

Name of Beneficial Owner	Number of Shares Beneficially owned		Percentage of Shares Beneficially Owned
Michael Salaman, President and Director	1,828,522	(1)	3.07%
Darren Lampert, Chief Executive Officer and Director	1,739,313	(2)	2.92%
Gregory Sanders, Chief Financial Officer	151,615	(3)	*
Stephen Aiello, Director	692,729	(4)	1.16%
Eula Adams, Director	102,870	(5)	*
Starlett Carter, Director	20,000	(6)	*
All Officers and Directors (6 persons)	4,535,049		7.62%
ETF Managers Group LLC 30 Maple St, Ste 2 Summit, NJ 07091	3,578,793	(7)	6.02%
Black Rock 55 Hudson Yard New York, NY 10001	4,417,988	(8)	7.43%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	3,091,091	(9)	5.20%
*Represents beneficial ownership of less than 1%.
(1) Includes (i) 1,728,522 shares of Common Stock owned by Mr. Salaman; and (ii) 50,000 shares of Common Stock held in a charitable trust. Excludes 387,441 shares of common stock owned by a spousal trust, of which the Reporting Person disclaims beneficial ownership.
(2) Includes (i) 1,639,313 shares of Common Stock owned by Mr. Lampert; and (ii) 50,000 shares of Common Stock held in a charitable trust. Excludes 88,474 shares of common stock owned by a spousal trust, of which the Reporting Person disclaims beneficial ownership.
(3) Includes (i) 121,615 shares of Common Stock.
(4) Includes (i) 514,977 shares owned by Stephen Aiello, (ii) 161,086 shares of Common Stock owned by Aiello Family Trust; and (iii) 16,666 vested options.
(5) Includes (i) 77,870 shares of Common Stock owned by Mr. Adams; and (ii) 25,000 shares of Common Stock owned by The Eula Adams Trust.
(6) Includes 20,000 shares of Common Stock.
(7) Based solely on the information set forth in the Schedule 13G/A filed with the SEC on February 14, 2023, ETF Managers Group LLC is the beneficial owner of 3,578,793 shares of Common Stock. Various advisory clients of ETF Managers Group, LLC, an investment adviser of ETF Managers Group LLC, has the right or the power to direct the receipt of dividends, or the proceeds from the sale of, the Common Stock.
(8) Based solely on the information set forth in the Schedule 13G filed with the SEC on January 26, 2024, BlackRock, Inc. is the beneficial owner of 4,417,988 shares of Common Stock.
(9) Based solely on the information set forth in the Schedule 13G filed with the SEC on November 12, 2024, The Vanguard Group is the beneficial owner of 3,091,091 shares of Common Stock. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements described under Executive Compensation and in the Notes to the Consolidated Financial Statements filed with the Company’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and through the date of this Proxy Statement, there are no transactions or series of similar transactions to which the Company was a party or will be a party, in which: (i) the amounts involved exceeded or will exceed $120,000; and (ii) any of the Company’s directors, director nominees, executive officers, or holders of more than 5% of its capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

The Board has adopted a related party transaction policy. It is the responsibility of the Governance Committee to administer this policy.

Prior to entering into a potential related party transaction, the related party must notify the Company’s Chief Financial Officer in writing of the facts and circumstances of the proposed transaction to undertake an evaluation of whether the proposed transaction would constitute a related party transaction that requires approval of the Governance Committee. If the Chief Financial Officer determines that the proposed transaction would constitute a related party transaction, he reports the proposed transaction, together with a summary of the material facts, to the Governance Committee for consideration.

In determining whether to approve a related party transaction, the Governance Committee takes into account, among other factors it deems appropriate, (i) whether the transaction was undertaken in the ordinary course of business of the Company, (ii) whether the transaction was initiated by the Company or the related party, (iii) whether the transaction is on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, (iv) the purpose and potential benefits to the Company of the transaction, (v) the approximate dollar value of the transaction, particularly as it relates to the related party, (vi) the related party’s interest in the transaction, and (vii) any other information regarding the transaction or the related party that would be material to investors in light of the circumstances of the particular transaction.

The Governance Committee reviews all relevant information available to it about the related party transaction and either approves or disapproves entry into the transaction. If a transaction involves a related party who is a director or an immediate family member of a director, such director may not participate in any discussion or vote regarding such transaction. The Governance Committee, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the related party in connection with the approval of the transaction.

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PROPOSAL 2: SAY-ON-PAY

Shareholders are provided with the opportunity to cast a non-binding advisory vote to approve named executive officer compensation as described in Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this Proxy Statement. Although this vote is non-binding, the Board and the Compensation Committee value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

The Compensation Discussion and Analysis in this Proxy Statement describes our executive compensation program and the decisions made by the Compensation Committee in 2024 in more detail. We encourage shareholders to review this section. The Board and the Compensation Committee believe that the compensation program for named executive officers motivates the executive officers and encourages an appropriate level of risk-taking in order to achieve strong financial performance amid continuing macroeconomic and industry challenges.

The Board of Directors recommends that you vote “FOR” the following advisory resolution:

Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, be, and hereby is, adopted, approved and ratified in all respects.

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PROPOSAL 3: INDEPENDENT AUDITOR

Grant Thornton LLP (“Grant Thornton”) was appointed by the Audit Committee, and such appointment was ratified by shareholders, to serve as our independent registered public accounting firm (“auditor”) for 2024 and 2023.

The following table shows the fees that were billed for the audit and other services provided by Grant Thornton in 2024 and 2023, respectively. The Audit Committee evaluates and approves the retention and fees of the auditor for any non-audit service in advance.

Fees	2024	2023
Audit Fees	$1,666,015	$1,369,012
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,666,015	$1,369,012

Audit Fees

This category includes the audit of our annual financial statements, review of financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by the auditor in connection with engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or review of our financial statements.

Audit-Related Fees

This category consists of assurance and related services by the auditor that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under Audit Fees. The services for the fees disclosed under this category include consultation regarding the Company’s correspondence with the SEC, if any, and other accounting consulting.

Tax Fees

This category consists of professional services rendered by the auditor for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees

This category consists of fees for other miscellaneous items.

2025 Engagement

The Audit Committee has selected Grant Thornton to act as the Company’s auditor for the 2025 fiscal year. Although shareholder approval or ratification is not required by the Company’s bylaws or otherwise, the Board is submitting the appointment of Grant Thornton to the shareholders for approval and ratification as a matter of good corporate practice. If the appointment is not approved and ratified by shareholders, the Audit Committee will re-evaluate its appointment, taking into consideration the shareholders’ vote. However, pursuant to the Audit Committee Charter, the Audit Committee is solely responsible for the appointment and termination of the Company’s auditors and may do so at any time in its discretion.

Representatives of Grant Thornton are encouraged but not required to be present at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the approval and ratification of the appointment of Grant Thornton as GrowGeneration’s independent registered public accounting firm for the 2025 fiscal year.

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OTHER BUSINESS

Other Matters that May Come Before the Annual Meeting

The Board does not know of any other matters that may be brought before the Annual Meeting, nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board. In the event that any other matter should be properly brought before the Annual Meeting or any nominee is not available for election, the persons named in the proxy that is submitted via the Internet or mail will have discretionary authority to vote all proxies in accordance with the recommendation of the Board, unless otherwise specified to the contrary with respect to such matters.

Annual Report

The Company filed its Annual Report on Form 10-K for the year ended December 31, 2024 (“2024 10-K”) with the SEC on March 13, 2025. The 2024 10-K, the Notice of the 2025 Annual Meeting of Shareholders, and the Proxy Statement are available on the Internet at www.proxyvote.com.

The Company’s 2024 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website at www.sec.gov and the Company’s website at ir.growgeneration.com. Upon request, the Company will provide, without charge, to any person to whom a proxy statement is delivered, a copy of any information that has been incorporated by reference in this Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information). Shareholders may request to receive a full package of the proxy materials by following the instructions included in the Notice.

GROWGENERATION CORP.
ATTN: CORPORATE SECRETARY
5619 DTC PARKWAY, SUITE 900
GREENWOOD VILLAGE, CO 80111

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 18, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/GRWG2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box below marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 18, 2025. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Votes submitted through the mail must be received prior to June 19, 2025.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V72762-P30674 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

GROWGENERATION CORP.

**The Board of Directors recommends you vote FOR ALL of the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________

**Nominees:**

01) Darren Lampert
02) Michael Salaman
03) Eula Adams
04) Stephen Aiello
05) Starlett Carter

**The Board of Directors recommends you vote FOR the following proposal:**

**The Board of Directors recommends you vote FOR the following proposal:**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V72763-P30674

**GROWGENERATION CORP.**
**Annual Meeting of Shareholders**
**June 19, 2025, Thursday, 4:00 PM (Eastern Daylight Time)**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) Darren Lampert, Chief Executive Officer, as proxy with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GROWGENERATION CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 4:00 PM (Eastern Daylight Time) on June 19, 2025 virtually at www.virtualshareholdermeeting.com/GRWG2025, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**